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                                                                EXHIBIT 23(M)(2)

                              AMENDED AND RESTATED
                              PLAN OF DISTRIBUTION
                             PURSUANT TO RULE 12B-1

                              MONUMENT SERIES FUND
                                 CLASS B SHARES

                               SEPTEMBER 22, 2000


I.      INTRODUCTION

        This Plan sets out the terms and conditions by which Monument Series Fund, a Delaware business trust (the "Fund"), may, in effect, act as distributor of the shares of which it is the issuer, pursuant to Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), with respect to those classes of shares designated as Class B Shares.

        The Board of Trustees ("Board") of the Fund, including all of the Independent Trustees (as defined in this Plan), has approved this Plan on behalf of the Class B Shares of each series of the Fund listed on Schedule A hereto (each, a "Series," collectively, "Series"), which may be amended from time to time in accordance with this Plan ("Schedule A"). The Board approved this Plan, with respect to the Class B Shares of each Series, at an in-person meeting, held on September 24, 1999, that was called for the purpose of voting on this Plan. The Board amended this Plan at an in-person meeting held on September 22, 2000.

        In approving this Plan, the Board concluded, in the exercise of reasonable business judgment, and in light of its fiduciary duties under applicable law, including state law and Sections 36(a) and (b) of the Act, that there is a reasonable likelihood that the Plan will benefit the Class B Shares of each Series and the shareholders those Series.


II.     AUTHORIZED PAYMENTS

        The Fund, on behalf of the Class B Shares of each Series, shall pay as compensation to the Distributor an "Allocable Portion" of a distribution fee ("Distribution Fee") to the principal underwriter and distributor of the shares of the Series ("Distributor"), for the activities and expenses described in
Section III. below. The maximum Distribution Fee payable by the Fund, on behalf of each Series, is 1.00% on an annualized basis of the average daily net assets of the Class B Shares of each Series. Of that 1.00%, the Series shall pay a fee for distribution of Class B Shares of 0.75%, and a service fee of 0.25%.

        The Distributor shall be paid its Allocable Portion of such Distribution Fees notwithstanding the Distributor's termination as Distributor of the Class B shares of the Series, such payments to be changed or terminated only as required by: (i) a change in applicable law or a change in accounting policy adopted by the Investment Companies Committee of the AICPA and approved by FASB that results in a determination by the Fund's independent accountants



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that any Sales Charges in respect of such Fund, which are not Contingent
Deferred Sales Charges and which are not yet due and payable, must be accounted for by such Fund as a liability in accordance with GAAP, each after the effective date of this Plan and restatement; (ii) if in the sole discretion of the Board of Trustees, after due consideration of the relevant factors considered when adopting and/or amending this Plan including the transactions contemplated in that certain Purchase and Sale Agreement entered into between the Fund's Distributor and the commission financing entity, the Board of Trustees determines, subject to its fiduciary duty, that this Plan and the payments thereunder must be changed or terminated notwithstanding, the effect this action might have on the Fund's ability to offer and sell Class B shares; or (iii) in connection with a Complete Termination of this Plan, it being understood that for this purpose a Complete Termination of this Plan occurs only if this Plan is terminated and the Series has discontinued the distribution of Class B shares or other back-end load or substantially similar classes of shares. The services rendered by a Distributor for which that Distributor is entitled to receive its Allocable Portion of the Distribution Fee shall be deemed to have been completed at the time of the initial purchase of the Commission Shares (as defined in the Applicable Distribution Agreement) (whether of that Series or a second series) taken into account in computing that Distributor's Allocable Portion of the Distribution Fee.

        The Series' obligation to pay the Distribution Fee to the Distributor of the Class B shares of the Series shall be absolute and unconditional and shall not be subject to any dispute, offset, counterclaim or defense whatsoever (it being understood that nothing in this sentence shall be deemed a waiver by the Fund or the Series of its right separately to pursue any claims it may have against such Distributor and enforce such claims against any assets (other than its right to be paid its Allocable Portion of the Distribution Fee and to be paid the contingent deferred sales charges) of such Distributor).

        The right of a Distributor to receive the Distribution Fee (but not the relevant distribution agreement or that Distributor's obligations thereunder) may be transferred by that Distributor in order to raise funds which may be useful or necessary to perform its duties as principal underwriter, and any such transfer shall be effective upon written notice from that Distributor to the Fund. In connection with the foregoing, the Series is authorized to pay all or part of the Distribution Fee directly to such transferee as directed by that Distributor.

        The average daily net assets of the Class B Shares of each Series will be computed in the manner described in the then-current prospectus for the Series, as effective under the Securities Act of 1933. Each Series will accrue the Distribution Fee daily, as appropriate, and will pay the Fee monthly or at such other intervals as the Board, in its sole discretion, determines to be in the best interests of the Series. Subject to maximum limit set forth above, the Fund, on behalf of a Series, may pay the Distribution Fee for activities and expenses borne in the past in connection with its shares as to which no Distribution Fee was paid on account of such limitation.


III.    ACTIVITIES AND EXPENSES

        The Fund, on behalf of each Series, may use some or all of the Distribution Fee to finance, directly or indirectly, any activity or expense that is primarily intended to result in the



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sale of shares of the Class B Shares of the Series (within the meaning of Rule
12b-1(a)(2) under the Act), including, for example:

        (a) compensation to and expenses, including overhead and telephone expenses, of employees of Distributor who engage in the distribution of the Class B Shares of the Series;

        (b) printing and mailing of prospectuses, statements of additional information, and periodic reports to prospective shareholders of Class B Shares of the Series;

        (c) expenses relating to the development, preparation, printing, and mailing of advertisements, sales literature, and other promotional materials describing and/or relating to Class B Shares of the Series;

        (d) compensation to financial intermediaries and broker-dealers to pay or reimburse them for their services or expenses in connection with the distribution of Class B Shares of the Series;

        (e) expenses of holding seminars and sales meetings designed to promote the distribution of Class B Shares of the Series;

        (f) expenses of obtaining information and providing explanations to prospective shareholders of Class B Shares of the Series regarding its investment objectives and policies and other information pertaining to it, including its performance;

        (g) expenses of training sales personnel offering and selling the Series's Class B Shares; and

        (h) expenses of personal services and/or maintenance of shareholder accounts with respect to Class B Shares of the Series.


IV.     TERM AND TERMINATION

        A. Term. The Plan shall take effect, with respect to the Class B Shares of each Series, as of the effective date ("Effective Date") set out next to the name of the Series on Schedule A. The Plan shall remain in effect, with respect to the Class B Shares of each Series, for a period of more than one year after the Effective Date, only for so long as its continuance is specifically approved, along with any related agreement(s), at least annually by vote of a majority (or whatever greater or lesser percentage that may, from time to time, be required by Section 12(b) of the Act and/or the rules thereunder, as administered by the Securities and Exchange Commission ("SEC")) of both (a) the Board, and (b) the Independent Trustees, cast in person, at a meeting called for the purpose of voting on the Plan and any related agreement(s).

        B. Termination. The Plan may be terminated at any time, with respect to each Series, by vote of a majority of the Independent Trustees or by vote of a majority of the



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outstanding Class B voting securities of that Series. If this Plan is terminated, the obligation of the Fund, on behalf of a Series, to make payments pursuant to this Plan shall also cease and the Fund shall not be required to make any payments beyond the termination date even with respect to expenses incurred prior to the termination date.


V.      REPORTS TO BOARD

        Distributor shall provide to the Trustees and the Trustees shall review, at least quarterly, a written report of the amounts of the Distribution Fee expended and the purposes for which such expenditures were made.


VI.     AMENDMENT OF PLAN

        The Plan may not be amended, with respect to any Series, to materially increase the amount of the Distribution Fee permitted by Section II. of this Plan until such amendment has been approved by a vote of at least the majority of the outstanding voting securities of the Class B Shares of that Series. All material amendments to the Plan must be approved in the manner described in
Section IV.A above.


VII.    SELECTION OF DIRECTORS

        To the extent required by Rule 12b-1(c) under the Act, or any successor provision, as administered by the SEC, while the Plan is in effect, the selection and nomination of the Independent Trustees shall be committed solely to the discretion of the Independent Trustees then in office.


VIII.   RECORDS

        The Fund shall preserve copies of the Plan, any related agreements and all reports made pursuant to Section V of this Plan, for a period of not less than six years from the date of the Plan, any such agreement, or any such report, as the case may be. During the first two years, these records must be stored in an easily accessible place.


IX.     AGREEMENTS RELATED TO PLAN

        Any agreement related to the Plan shall be in writing, and shall provide, with respect to the Class B Shares of each Series, that:

        (a) the agreement may be terminated at any time, without the payment of any penalty, by vote of a majority of the Independent Trustees, or by a majority of the



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                outstanding voting securities of that Series, on not more than sixty (60) days' written notice;

        (b) the agreement shall automatically terminate in the event of its assignment; and

        (c) the agreement shall continue in effect for a period of more than one year from the date of its execution or adoption only so long as such continuance is specifically approved at least annually by the Board and the Independent Trustees, in the manner described in Section IV.A., above.


X.      TERMINOLOGY

As used in this Plan, the terms "assignment," "interested person," and "majority of the outstanding voting securities" shall have the respective meanings specified in the Act and the rules and regulations thereunder, subject to such exemptions as may be granted by the SEC. The term "Independent Trustees" shall mean those Trustees of the Fund who are not "interested persons" of the Fund (as that term is defined by Section 2(a)(19) of the Act) and who have no direct or indirect financial interest in the operation of the Plan or any agreements related thereto.



Adopted as of October 1, 1999
Amended as of September 22, 2000



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                                   SCHEDULE A

                                  June 30, 2000


        This Schedule is an integral part of the Plan Of Distribution Pursuant To Rule 12b-1 of Monument Series Fund Class B Shares. Capitalized terms used in this Schedule have the same meaning as given to them in the Agreement, except as otherwise noted.

Name Of Series                                     Effective Date
--------------                                     --------------

Monument Internet Fund                             October 1, 1999

Monument Medical Sciences Fund                     October 1, 1999

Monument Telecommunications Fund                   October 1, 1999

Monument Digital Technology Fund                   June 30, 2000

Monument New Economy Fund                          June 30, 2000